Exhibit 10.4
Marathon Oil Corporation
2011 Officer Change in Control Severance Benefits Plan
(For Officers Hired or Promoted after October 26, 2011)

1.           Purpose of the Plan.
Marathon Oil Corporation and its subsidiaries and affiliates recognize that the contributions of its officers to the growth and success of the Corporation (as defined below) are and will continue to be substantial, and the Corporation desires to assure the continued employment of its officers.  In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Corporation’s officers to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.
In order to induce officers to remain in the employ of the Corporation, the Corporation has established this Marathon Oil Corporation 2011 Officer Change in Control Severance Benefits Plan (the “Plan”) as set forth herein.
This Plan is in accordance with the Policy Concerning Severance Agreements with Senior Executive Officers adopted by the Corporation effective February 1, 2005.
2.           Definitions.
As used in the Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):
Administrator:  The Compensation Committee of the Board, provided that the Administrator may delegate its authority under this Plan pursuant to such conditions or limitations as the Administrator may establish.
Applicable Event:                                          “Applicable Event” shall mean a Change in Control or a Potential Change in Control.
Cause:  “Cause” shall mean a Separation from Service of the Employee by the Corporation upon (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Corporation (other than any such failure resulting from Separation from Service by the Employee for Good Reason or any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Corporation believes that the Employee has not substantially performed his or her duties, and the Employee has failed to resume substantial performance of his or her duties on a continuous basis within 14 days of receiving such demand, (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) the Employee’s conviction of a felony or conviction of a misdemeanor which impairs the Employee’s ability substantially to perform his or her duties with the Corporation.  For purposes of Cause, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.
Change in Control of the Corporation and Change in Control:  A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
(i)          any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or
(ii)          the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.
Corporation: Marathon Oil Corporation and, where applicable, each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by Marathon Oil Corporation in accordance with Code section 409A, in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.”
Disability or Disabled:  The Employee’s incapacity due to physical or mental illness which in the opinion of a licensed physician renders the Employee incapable of performing his or her assigned duties with the Corporation, and shall be deemed to occur on the earlier of (i) the date that there is no reasonable expectation that the Participant will return to service with the Corporation or (ii) the date the Employee has been absent from the full-time performance of his or her duties with the Corporation for six consecutive months or more.
Employee:  Officers of the Corporation who are grade 88 or higher and who were hired or initially promoted to either grade 88 or grade 89 after October 26, 2011, provided that any officer who is either (a) party to an individual agreement concerning the subject matter hereof or (b) a participant in the Executive Change in Control Severance Benefits Plan shall not participate in the Plan.
Good Reason:  Without the Employee’s express written consent, the occurrence within two years after a Change in Control of the Corporation, or within two years after and at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control or after the first day of but during a Potential Change in Control Period, of any one or more of the following:
(i)           the assignment to the Employee of duties materially inconsistent with his or her position immediately prior to the Applicable Event or a substantial reduction or alteration in the nature of the Employee’s position, duties, status or responsibilities from those in effect immediately prior to the Applicable Event;
(ii)           a reduction by the Corporation in the Employee’s annualized and monthly or semi-monthly rate of base salary (“Base Salary”) as in effect immediately prior to the Applicable Event;
(iii)           the Corporation’s requiring the Employee to be based at a location in excess of fifty miles from the location where the Employee was based immediately prior to the Applicable Event;
(iv)           the failure by the Corporation (a) to continue to allow the Employee to participate in all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which officers of the Corporation participate on the same level at which other participants in such plans, programs, practices, policies or arrangements are allowed to participate or (b) to continue to provide the Employee with opportunity to receive compensation and benefits that do not represent a material reduction, either in terms of the amount of compensation and benefits provided or the level of the Employee’s participation relative to other participants, in the compensation and benefits provided immediately prior to the Applicable Event;
(v)           the failure of the Corporation to obtain an agreement from any successor to the Corporation to assume and agree to perform this Plan, as contemplated in Section 6 hereof; and
(vi)           any purported Separation from Service by the Corporation of the Employee’s employment that is not effected pursuant to, and satisfying the requirements of, a Notice of Termination, and for purposes of this Plan, no such purported Separation from Service shall be effective.
The Employee’s right to Separate from Service for Good Reason shall not be affected by his or her incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  The Employee’s determination of the existence of Good Reason shall be final and conclusive unless such determination is not made in good faith and is made without reasonable belief in the existence of Good Reason.
Marathon:                     Marathon Oil Corporation, Marathon Oil Company and their subsidiaries and successors.
Notice of Termination:  A written notice which indicates the specific reason(s) relied upon by the Corporation for Separation from Service of an Employee and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Employee’s Separation from Service.  Any Separation from Service by the Corporation for Cause or for Disability shall be communicated by Notice of Termination to the Employee, and or any Separation from Service by the Employee for Good Reason shall be communicated by Notice of Termination to the Corporation.
Plan:  This Marathon Oil Corporation 2011 Officer Change in Control Severance Benefits Plan (For Officers Hired or Promoted after October 26, 2011), effective as of the close of business on October 26, 2011 and as amended from time to time.
Potential Change in Control of the Corporation and Potential Change in Control:  A Potential Change in Control of the Corporation or Potential Change in Control shall be deemed to have occurred, if:
(i)             the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;
(ii)             any Person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;
(iii)             any Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of the combined voting power of the Corporation’s then outstanding securities (not including in the amount of the securities beneficially owned by such Person any such securities acquired directly from the Corporation or its affiliates); or
(iv)           the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Corporation has occurred.
Potential Change in Control Period:  The period beginning on the date a Potential Change in Control occurs and ending on the earlier of (i) date on which a Change in Control occurs or (ii) the date the Board makes a good faith determination that the risk of a Change in Control has terminated.
Qualified Termination:  An Employee has a Qualified Termination if he or she Separates from Service within two years after the date of a Change in Control unless such Separation from Service is (i) due to death or Disability, (ii) by the Corporation for Cause, (iii) by the Employee other than for Good Reason or (iv) on or after the date that the Employee attains age 65.  If an Employee Separates from Service prior to a Change in Control and such Separation from Service is other than (w) due to death or Disability, (x) by the Corporation for Cause, (y) by the Employee other than for Good Reason or (z) on or after the date that the Employee attains age 65, the Employee will be deemed to have a Qualified Termination prior to a Change in Control so long as the Employee reasonably demonstrates that such Separation from Service (I) was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control or (II) occurs during a Potential Change in Control Period.
Separation Date:  The date that an Employee has a Separation from Service.
Separation from Service or Separate from Service:  Separation from Service shall have the same meaning as set forth under Code section 409A with respect to the Corporation.
Severance Benefits:  The benefits specified in Section 3.d hereof that are due to an Employee who has a Qualified Termination.

3.          Compensation Upon Separation from Service or During Disability
a.          Disability
During any period following an Applicable Event during which an Employee fails to perform his or her full-time duties with the Corporation as a result of incapacity due to physical or mental illness, such Employee’s total compensation, including Base Salary, bonus and any benefits, will continue unaffected until either such Employee’s Separation Date or such Employee returns to the full-time performance of his or her duties.  In the event the Employee returns to the full-time performance of his or her duties prior to a Separation from Service, such Employee shall continue to receive his or her full Base Salary and bonus plus all other amounts to which such Employee is entitled under any compensation or other employee benefit plan of the Corporation without interruption.  If an Employee is determined to be Disabled, the Corporation shall promptly cause the Employee to have a Separation from Service due to Disability.  In the event of an Employee’s Separation from Service due to Disability, such Employee shall not be entitled to Severance Benefits under this Plan and such Employee’s benefits shall be determined in accordance with the Corporation’s retirement, insurance and other applicable programs and plans then in effect.
b.          Separation from Service for Cause or Voluntary Separation from Service for Other Than Good Reason
If an Employee has a Separation from Service by the Corporation for Cause or by the Employee other than for Good Reason, the Corporation shall pay such Employee his or her full Base Salary through the Separation Date at the rate in effect at the time Notice of Termination is given, plus all other amounts to which such Employee is entitled under any compensation or benefit plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to such Employee under this Plan.
c.          Death
If an Employee has a Separation from Service by reason of his or her death, such Employee’s benefits shall be determined in accordance with the Corporation’s retirement, survivor’s benefits, insurance and other applicable programs and plans then in effect, and such Employee shall not be entitled to Severance Benefits hereunder.
d.          Qualified Termination
If an Employee has a Qualified Termination, he or she shall be entitled to the following Severance Benefits:

(i)           Accrued Compensation and Benefits. The Corporation shall provide to the Employee:
(A)           the Employee’s Base Salary accrued through the Separation Date to the extent not theretofore provided;
(B)           a lump sum cash amount equal to the value of the Employee’s unused vacation days accrued through the Separation Date; and
(C)           the Employee’s normal post-termination compensation and benefits under the Corporation’s retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Separation Date, or if more favorable to the Employee, immediately prior to the Applicable Event, which shall be paid at the time or times indicated pursuant to the terms of the plans or arrangements providing for such benefits.
(ii)           Lump Sum Severance Payment.  The Corporation shall provide to the Employee a severance payment in the form of a cash lump sum distribution equal to the Employee’s Current Annual Compensation (as defined below) multiplied times three (3); provided, however, that if the Employee attains age 65 within three years of the Separation Date, the Employee’s benefit will be limited to a pro rata portion of such benefit based on a fraction equal to the number of full and partial months existing between the Separation Date and the Employee’s sixty-fifth (65th) birthday divided by 36 months.
For purposes of this paragraph, the term “Current Annual Compensation” shall mean the sum of:
(A)           the Employee’s Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such Separation from Service or, if higher, immediately prior to the Applicable Event; and
(B)           an amount equal to the mean average of the  annual bonuses awarded to the Employee for the immediately preceding three years, if any, under any annual bonus plan of the Corporation or its predecessor in the three (3) years immediately preceding the Separation Date or, if higher, in the three (3) years immediately preceding the Applicable Event.
(iii) Continuation of Welfare Benefits.  Subject to the benefits offset described below, the Corporation will arrange to make available to the Employee life and health insurance benefits during the Welfare Continuation Period (as defined below) that are substantially similar to those which the Employee was receiving under a Corporation-sponsored welfare benefit plan immediately prior to the Separation Date or, if more favorable to the Employee, immediately prior to the Applicable Event.  These benefits will be provided at a cost to the Employee that is no greater than the amount paid for such benefits by active employees who participate in such Corporation-sponsored welfare benefit plan or, if less, the amount paid for such benefits by the Employee immediately prior to the Applicable Event.  The Welfare Continuation Period extends from the Separation Date for a period of thirty-six (36) months, or, if earlier, until the Employee attains age sixty-five (65).
The benefits otherwise receivable by the Employee pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by the Employee during the Welfare Continuation Period.  For purposes of complying with the terms of this offset, the Employee is obligated to report to the Corporation the amount of any such benefits actually received.
(iv) Retiree Medical and Life Benefits.  The Corporation will arrange to make available to the Employee retiree life and health insurance benefits determined as if under the Corporation’s welfare benefit plans the Employee’s actual participation credit (or continuous service) and actual age as of the Separation Date were increased by the additional three years of service and age provided in paragraph 3(d)(v)(A)(3) below.  If eligible for such coverage, the Employee may elect to commence participation in retiree medical benefits coverage at any time following the expiration of the Welfare Continuation Period (or immediately after the Separation Date, if the Employee satisfies the eligibility requirements without taking into consideration the additional three years of service and age).

Such retiree medical and life insurance coverage, if any, will be provided by the entity that is the Employee’s employer as of the Separation Date.
(v)           Supplemental Retirement Benefit.  In addition to the pension benefits to which the Employee is entitled under the Corporation’s defined benefit pension plans, the Corporation shall provide to the Employee, in the form of a cash lump sum distribution, a benefit (the “Supplemental Retirement Benefit”) equal to the difference between: (A) the lump sum value of the Employee’s Enhanced Pension Benefit (as defined in paragraph (A) below), and (B) the lump sum value of the Employee’s Actual Pension Benefit (as defined in paragraph (B) below).  The methods and assumptions that existed under the applicable Corporation pension plan (or plans) immediately prior to the Applicable Event for purposes of determining a lump sum distribution shall be used for purposes of determining the lump sum values in (A) and (B).  In determining the Enhanced Pension Benefit and the Actual Pension Benefit, amendments to the Marathon Pension Plans (as defined in paragraph 3(d)(v)(B) below) made subsequent to the Applicable Event and on or prior to the Separation Date, if any, shall be disregarded if they adversely affect in any manner the computation of retirement benefits thereunder.
(A)           Enhanced Pension Benefit. The amount of the Employee’s Enhanced Pension Benefit shall be equal to the Actual Pension Benefit for which the Employee is eligible under the Marathon Pension Plans as of the Separation Date, as adjusted to incorporate the enhancements outlined in paragraphs (1) through (6) below.  The enhancements outlined in this paragraph (A) shall be applied only to the Employee’s benefits under the Marathon Pension Plans in which the Employee was an active participant as of the Separation Date.
(1)            Normal Retirement Benefit - Service.  For purposes of determining the Employee’s monthly normal retirement benefit payable at normal retirement age, service used in the formula(s) shall be deemed to be equal to the sum of the Employee’s actual service for benefit accrual purposes plus three years.  For this purpose, the Employee’s actual service shall be determined as of the Separation Date.
(2)            Normal Retirement Benefit - Final Average Pay.  For purposes of determining the Employee’s monthly normal retirement benefit payable at normal retirement age, final average pay shall be calculated using the sum of:
I.	the Employee’s Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such Separation from Service or, if higher, immediately prior to the Applicable Event; and
II.
if bonus is considered covered compensation under the applicable pension plan, an amount equal to the highest annual bonus awarded to the Employee, if any, under any annual bonus plan of the Corporation or its predecessor with respect to the three (3) years immediately preceding the Separation Date or, if higher, the three (3) years immediately preceding the Applicable Event (but not less than the amount of bonus taken into account in the Employee’s Actual Pension Benefit).

Final average pay taken into account for this paragraph shall not be less than the amount of final average pay taken into account in the determination of the Employee’s Actual Pension Benefit.
(3)           Early Commencement Factors - Enhanced Service and Age.  For purposes of determining the early commencement factors that apply to the Employee’s monthly normal retirement benefit, the Employee’s service and age shall be deemed equal to the Employee’s actual service and age plus three years of service and three years of age, respectively.  For this purpose, the Employee’s actual service and actual age shall be determined as of the Separation Date.

(4)          Full Vesting. The Employee’s accrued benefits under the Marathon Pension Plans shall be deemed to be fully vested or, to the extent not so vested, paid as an additional benefit under this Plan.
 (5)          Determination of Age - All other purposes.  Except as specifically provided otherwise in this paragraph (A), the Employee’s age, as well as the age of the Employee’s spouse, survivor, and/or co-pensioner, used in the determination of the amount of benefits payable under the applicable pension plan shall be determined using the Employee’s age and their actual ages as of the Separation Date.
(B)           Actual Pension Benefit.  The amount of the Employee’s Actual Pension Benefit is determined as the sum of the monthly pension benefits payable to the Employee as of the Separation Date under the tax-qualified defined benefit pension plans, non-qualified defined benefit excess benefit plans, and non-qualified top-hat or supplemental defined benefit plans sponsored or maintained by Marathon or any successor plans or similar plans (the “Marathon Pension Plans,”).
(vi) Supplemental Savings Benefit.  In addition to the benefits the Employee is entitled to under the Marathon Oil Company Thrift Plan and the related non-qualified supplemental savings plans (“Savings Plans”), the Corporation shall provide to the Employee, in the form of a cash lump sum distribution, a benefit equal to the excess, if any, of:
(A)            the amount the Employee would have been entitled to under the Savings Plans determined as if the Employee was fully vested thereunder on the Separation Date, over
(B)           the amount the Employee is entitled to under the Savings Plans on the Separation Date.
(vii) Timing.  To the extent that payments under this paragraph (d) are not deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and except as otherwise specifically stated herein, the payments provided for in this paragraph (d) shall be made not later than thirty days following the Separation Date.  Notwithstanding any provision of the Plan to the contrary, if the Employee is a “specified employee” as determined by the Company in accordance with its established policy, any payments of deferred compensation within the meaning of Section 409A of the Code payable to the Employee as a result of the Employee’s Separation from Service (other than as a result of death) which would otherwise be paid within six months of his or her Separation from Service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s Separation Date or (ii) the date that otherwise complies with the requirements of Section 409A of the Code.  Each payment described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.
(e)           The Corporation shall also pay to the Employee all legal fees and expenses incurred by the Employee, as such legal fees and expenses are incurred but no later than the end of the calendar year after such fees and expenses were incurred, as a result of Separation from Service (including all such fees and expenses, if any, incurred in contesting or disputing any such Separation from Service or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) or otherwise.
(f)           Other than as provided in Section 3(d)(iii), the Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Employee as the result of employment by another employer, including self-employment, after the Separation Date, or otherwise.
4.      Incentive Awards.
(a)   General.  This Section 4 shall not delay the vesting of any outstanding options, stock appreciation rights, stock awards and restricted stock awards or cash awards granted to the Employee under any option or incentive plan of the Corporation past the date when such awards would, by their terms have become vested.  However, this Section 4 provides for accelerated vesting of awards which, by their terms, would not become vested upon a Change in Control.  In addition, to the extent required for compliance with the requirements of Code Section 409A, this Section 4 shall delay the settlement of such awards if such awards would have been settled upon a Change in Control.
(b) Options, Stock Appreciation Rights, Stock Awards and Cash Awards.  Upon a Change in Control all outstanding options, stock appreciation rights, stock awards, and restricted stock awards or cash awards granted to the Employee under any option or incentive plan of the Corporation shall be immediately fully vested and immediately exercisable and shall remain so exercisable throughout their entire original terms, and all stock awards, restricted stock awards, and cash awards shall be immediately vested and, subject to Section 4(e) shall be settled upon vesting.
(c)           Restricted Stock Units.  Upon a Change in Control all outstanding restricted stock unit awards shall be immediately vested.  To the extent that immediate settlement of vested outstanding restricted stock units would result in an adverse tax consequence to an Employee under Section 409A of the Code, then outstanding restricted stock units will (subject to Section 4(e)) be settled upon the earliest to occur of (i) the date on which a change in ownership or change in effective control for purposes of Section 409A of the Code occurs, (ii) the date on which the Employee has a Separation from Service or (iii) the date on which the restricted stock units would have been settled absent a Change in Control.
(d)           Separation Date Following Potential Change in Control.  If the Employee has a Separation from Service prior to a Change in Control, and the Employee is entitled to benefits under Section 3(d), as of the Separation Date all outstanding options and stock appreciation rights shall be immediately fully vested and immediately exercisable and shall remain so exercisable throughout their entire original terms, and all stock awards, restricted stock awards, restricted stock unit awards and cash awards shall be immediately vested and, subject to Section 4(e), shall be settled upon vesting.
(e)  Settlement of Deferred Compensation Awards.  Notwithstanding any provision of the Plan or the applicable award agreement to the contrary, if the Employee is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of awards described in this Section 4 which would be a payment of deferred compensation within the meaning of Section 409A of the Code payable to the Employee as a result of the Employee’s Separation from Service (other than as a result of death) and which would otherwise be paid within six months of the Employee’s Separation Date shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s Separation Date or (ii) the date that otherwise complies with the requirements of Section 409A of the Code.  Each payment described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.
5.             Potential Rollback to Avoid Excise Tax.  Whether or not the Employee becomes entitled to any benefits under Section 3 above, in the event that there is made any payment in the nature of compensation to or for the Employee’s benefit that would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Corporation shall pay to the Employee, either the amount to which the Employee is entitled under the terms of this Plan or a reduced amount that will result in the Employee’s receiving a greater after-tax benefit due to avoidance of the Excise Tax.  If a reduction in the payments to the Employee would result in a greater after-tax benefit to the Employee because of avoidance of the Excise Tax, then the amount of cash severance payable under Section 3(d)(ii) of this Plan shall be reduced first.
6.	Policy Concerning Severance Agreements with Senior Executive Officers.
If an officer who is an Employee under this Plan is a “Senior Executive Officer” as defined in the Corporation’s Policy Concerning Severance Agreements with Senior Executive Officers, then any cash severance payment under Section 3(d)(ii) of this Plan shall be reduced to the extent necessary to comply with such Policy.
7.	Successors; Binding Plan.
(a)           The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing the Employee to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle the Employee to compensation from the Corporation in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee had a Separation from Service for Good Reason following an Applicable Event, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Separation Date.
(b)           This Plan shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amount would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Employee’s devisee, legatee or other designee or, if there is no such designee, to the Employee’s estate.
8.          Notice.  For the purpose of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Plan.
9.          Miscellaneous.  No provision of this Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board.  The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware.
10.          Validity.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

11.          Counterparts.  This Plan may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
12.             Claims and Arbitration.  Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his or her right to be paid until the Separation Date during the pendency of any dispute or controversy arising under or in connection with this Plan.  Any such arbitration shall be held in Houston, Texas.
13.           Plan Amendment and Termination.  The Corporation may at any time amend or terminate this Plan, provided that for a period of two (2) years following a Change in Control, the Plan may not be amended in a manner adverse to an Employee with respect to that Change in Control.  Any amendment or termination shall be set out in an instrument in writing and executed by an appropriate officer of the Corporation.
14.           Entire Plan.  Except as specifically modified, waived or discharged in an individual agreement between an Employee and the Corporation which meets the requirements of Section 8 of this Plan, this Plan supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Plan.